Exhibit 99.1

CONTACT:John Hyre, Investor Relations	Tom Lacy, Managing Director
Commercial Vehicle Group, Inc.	Robert W. Baird & Co.
(614) 289-5157	(414) 298-7648
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES
THE SUCCESSFUL COMPLETION OF ITS COMMON STOCK OFFERING,
INCLUDING THE FULL EXERCISE OF UNDERWRITER’S OVER-ALLOTMENT OPTION
NEW ALBANY, OHIO, March 24, 2010 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) announced today that it has completed its previously announced public offering of common stock at a price of $6.25 per share to the public. The Company also announced that the underwriter in the offering has exercised its option to purchase additional shares to cover over-allotments, resulting in a total sale to the public of 4,370,000 shares of common stock.
The Company received approximately $25.4 million of net proceeds from the offering, after deducting underwriting discounts and commissions and estimated expenses of the offering. The Company expects to use the net proceeds from the offering for general corporate and working capital purposes, including the funding of strategic initiatives that the Company may undertake from time to time. Robert W. Baird & Co. acted as underwriter for the offering.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets. The Company’s products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to the offering and the use of proceeds therefrom and the Company’s strategic initiatives. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2009. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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